UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2008

Movie Gallery, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-24548	63-1120122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 West Main Street, Dothan, Alabama 36301

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (334) 677-2108

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2008, Movie Gallery, Inc. (the “Company”) appointed Sherif J. Mityas as Chief Operating Officer and President of Retail Operations of the Company, effective June 16, 2008. Since 1999, Mr. Mityas, age 40, has been employed by A.T. Kearney, Inc, in a variety of positions, most recently as a Partner and North America Practice Leader. Prior to that, Mr. Mityas served as Senior Manager at Deloitte & Touche Consulting Group from 1996 until 1999 and as an Associate at A.T. Kearney, Inc. from 1994 to 1996. He began his career in 1989 at Pratt &Whitney – United Technologies Corp. as a Senior Aerodynamic Engineer. Mr. Mityas received a B.S. in Aerospace Engineering from Boston University, a M.S. in Mechanical Engineering from Rensselaer Polytechnic Institute, and a M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

In connection with Mr. Mityas’s appointment as Chief Operating Officer, the Company entered into an Employment Agreement, dated as of June 9, 2008, with Mr. Mityas (the “Employment Agreement”). Under the Employment Agreement, Mr. Mityas will receive an annual base salary of $450,000. Mr. Mityas will also receive a signing bonus equal to $450,000, subject to pro rata reduction if his employment with the Company terminates prior to December 31, 2009. Beginning in 2009, Mr. Mityas may receive a performance bonus of up to 100% of his base salary, based on his achievement of targets established by the Company’s Board of Directors. Additionally, under the Employment Agreement, Mr. Mityas will receive an option to purchase 233,665 shares of common stock of the Company, which will vest in three equal annual installments. Upon the Company’s achievement of certain performance goals for 2009, as set forth in the Employment Agreement, Mr. Mityas will receive an additional option to purchase between 58,416 and 350,497 shares of common stock, depending on the Company’s performance, which will vest in three equal annual installments. Upon a Change of Control (as defined in the Employment Agreement), all of Mr. Mityas’s options will vest.

Pursuant to the Employment Agreement, either the Company or Mr. Mityas may terminate his employment at any time. Upon his termination by reason of death or Permanent Disability (as defined in the Employment Agreement), termination by the Company for Cause (as defined in the Employment Agreement) or by reason of his resignation, Mr. Mityas or his estate will receive his accrued base salary through the termination date. If the Company terminates Mr. Mityas without Cause, he will receive his accrued base salary, as well as severance equal to two times his base salary payable in equal monthly installments for two years following his termination date, and his options will fully vest.

In addition, the Employment Agreement provides that Mr. Mityas agrees not to disclose confidential information of the Company and its affiliates during the term of his employment or after his termination. For two years after his termination, Mr. Mityas also agrees not to compete with the Company, to be employed by or perform services for a competitor of the Company, to invest in any competitor of the Company, or to interfere with the Company’s business relationships with its customers and suppliers. Further, Mr. Mityas agrees not to solicit employees of the Company for two years following his termination.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Effective June 14, 2008, Jeffrey S. Stubbs, who formerly served as President of Retail Operations, has resigned from the Company.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated as of June 9, 2008, by and between Movie Gallery, Inc. and Sherif Mityas.

99.1	Press Release, dated June 11, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOVIE GALLERY, INC.

Date: June 11, 2008

	BY:	/s/ S. Page Todd
S. Page Todd Executive Vice President, Secretary, General Counsel and Chief Compliance Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Employment Agreement, dated as of June 9, 2008, by and between Movie Gallery, Inc. and Sherif Mityas.

99.1	Press Release, dated June 11, 2008.